Exhibit (h)(3)

FORESIDE FUND SERVICES, LLC
DEALER AGREEMENT

Re: Archstone Alternative Solutions Fund	Date:____________

Ladies and Gentlemen:

As the distributor of the shares (“Shares”) of the investment company referenced above and set forth on Appendix A (the “Fund”) which may be amended by us from time to time, Foreside Fund Services, LLC (“Distributor”) hereby invites you to participate in the selling group on the following terms and conditions. In this letter, the terms “we,” “us,” and similar words refer to the Distributor, and the terms “you,” “your,” and similar words refer to the dealer executing this agreement, including its associated persons.

1.            Dealer. You hereby represent that you are a broker-dealer properly registered and qualified under all applicable federal, state and local laws to engage in the business and transactions described in this agreement, and that you are a member in good standing of the Financial Industry Regulatory Authority (“FINRA”) and the Securities Investor Protection Corporation (“SIPC”). You agree that it is your responsibility to determine the suitability of Fund Shares as investments for your customers, and that we have no responsibility for such determination. You further agree to maintain all records required by Applicable Laws (as defined below) or that are otherwise reasonably requested by us relating to your transactions in Fund Shares. In addition, you agree to notify us immediately in the event your status as a properly registered and qualified broker-dealer or member of FINRA or SIPC changes. You agree that you will at all times comply with (i) the provisions of this agreement related to compliance with all applicable rules and regulations; and (ii) the terms of each registration statement and prospectus for the Fund (a “Prospectus,” which for purposes of this agreement includes the Statement of Additional Information incorporated therein).

2.            Qualification of Shares. The Fund will make available to you a list of the states or other jurisdictions in which Fund Shares are registered for sale or are otherwise qualified for sale, which may be revised by the Fund from time to time. You will make offers of Shares to your customers only in those states, and you will ensure that you (including your associated persons) are appropriately licensed and qualified to offer and sell Shares in any state or other jurisdiction that requires such licensing or qualification in connection with your activities.

3.            Orders. All orders you submit for transactions in Fund Shares shall reflect orders received from your customers or shall be for your account for your own bona fide investment, and the procedures relating to the handling of orders shall be subject to the terms of this agreement and instructions that the Fund or its designated agent shall forward to you from time to time. The minimum initial and subsequent purchase requirements for Shares are as set forth in the Prospectus. As agent for your customers, you shall not withhold placing customers’ orders for any Shares so as to profit yourself or your customer as a result of such withholding. All purchase orders you submit are subject to acceptance or rejection, in whole or in part, and we and the Fund reserve the right to withdraw, suspend or limit the sale of Shares, without notice, entirely or to certain persons or entities in a class or classes specified by us or the Fund. You are not authorized to make any representations concerning Shares of the Fund except such representations as are contained in the Prospectus and in such supplemental written information that the Fund or the Distributor (acting on behalf of the Fund) may provide to you with respect to the Fund. All orders that are accepted for the purchase of Shares shall be executed at the public offering price applicable to each order, as set forth in the Prospectus, and all orders for the redemption of Shares shall be executed at the public offering price applicable to each order, as set forth in the Prospectus. Payment for and delivery of Shares will be made through the facilities, and subject to the rules and procedures, of the National Securities Clearing Corporation Fund Alternative Investments Product service, subject to the Fund’s right to accept or reject orders for Shares.

4.            Compliance with Applicable Laws; Distribution of Prospectus and Reports; Confirmations. In connection with its respective activities hereunder, each party agrees to abide by the Conduct Rules of FINRA, as well as all applicable FINRA interpretive materials, and all other rules of self-regulatory organizations of which the relevant party is a member, as well as all laws, rules and regulations, including federal and state securities laws, that are applicable to the relevant party (and its associated persons) from time to time in connection with its activities hereunder (“Applicable Laws”). You are authorized to distribute to your customers the current Prospectus, including, as applicable, the required form of Investor certification (the “Investor Certification”), as well as any supplemental sales material received from the Fund or the Distributor (acting on behalf of the Fund) (on the terms and for the period specified by us or stated in such material). You are not authorized to distribute, furnish or display any other sales or promotional material relating to the Fund without our prior written approval, but you may identify the Fund in a listing of mutual funds available through you to your customers. Unless otherwise mutually agreed in writing, you shall deliver or cause to be delivered to each customer who purchases shares of the Fund from or through you, copies of all annual and interim reports, proxy solicitation materials, tender offer materials (as applicable) and any other information and materials relating to the Fund and prepared by or on behalf of the Fund or us. You further agree to endeavor to obtain completed proxies from such purchasers and to forward them to the Fund. If required by Rule 10b-10 under the Securities Exchange Act or other Applicable Laws, you shall send or cause to be sent confirmations or other reports to your customers containing such information as may be required by Applicable Laws.

5.            Sales Charges and Concessions. On each purchase of Shares by you (but not including the reinvestment of any dividends or distributions), you shall be entitled to receive such dealer allowances, concessions, sales charges or other compensation, if any, as may be set forth in the Prospectus. Sales charge reductions and discounts may be available as provided in the Prospectus. To obtain any such reductions, the Fund or its transfer agent must be notified promptly when a transaction or transactions would qualify for the reduced charge and you must submit information that is sufficient (in the discretion of the Fund) to substantiate the qualification. The foregoing shall include advising us of any letter of intent signed by your customer or of any right of accumulation available to such customer. If you fail to so advise the Fund, you will be liable for the return of any commissions plus interest thereon. Rights of accumulation (including rights under a letter of intent) are available, if at all, only as set forth in the Prospectus, and you authorize any adjustment to your account (and will be liable for any refund) to the extent any allowance, discount or concession is made and the conditions therefor are not fulfilled. Each price is always subject to confirmation, and will be based upon the net asset value next determined after receipt of an order that is in good form. If any Shares purchased are tendered for redemption or repurchased by the Fund for any reason within seven business days after confirmation of the purchase order for such Shares, you agree to promptly refund the full sales load or other concession and you will forfeit the right to receive any compensation allowable or payable to you on such Shares. The Fund reserves the right to waive sales charges. You represent to us that you are eligible to receive any such sales charges and concessions paid to you under this section.

6.            Transactions in Fund Shares. With respect to all orders you place for the purchase of Fund Shares, unless otherwise agreed, settlement shall be made with the Fund within three (3) business days after acceptance of the order. If payment is not so received or made, the transaction may be cancelled. In this event or in the event that you cancel the trade for any reason, you agree to be responsible for any loss resulting to the Fund or to us from your failure to make payments as aforesaid. You shall not be entitled to any gains generated thereby. You also assume responsibility for any loss to the Fund caused by any order placed by you on an “as-of” basis subsequent to the trade date for the order, and will immediately pay such loss to the Fund upon notification or demand. Such orders shall be acceptable only as permitted by the Fund and shall be subject to the Fund’s policies pertaining thereto, which may include receipt of an executed letter of indemnity in a form acceptable to the Fund and /or to us prior to the Fund’s acceptance of any such order. Notwithstanding the foregoing, the procedures relating to the handling of orders shall be subject to the terms of this agreement, the Prospectus and instructions that the Fund or its designated agent shall forward to you from time to time.

Additionally, you acknowledge that the Fund may elect to offer and sell Shares on a delayed or continuous basis in reliance on Rule 415 under the Securities Act of 1933 and that the terms and conditions of the agreement shall be applicable to any such delayed or continuous offering of Shares.

7.            Accuracy of Orders; Customer Signatures. You shall be responsible for the accuracy, timeliness and completeness of any orders transmitted by you on behalf of your customers by any means, including wire or telephone. In addition, you agree to guarantee the signatures of your customers when such guarantee is required by the Fund and you agree to indemnify and hold harmless all persons, including us and the Fund’s transfer agent, from and against any and all loss, cost, damage or expense suffered or incurred in reliance upon such signature guarantee.

8.            Indemnification. You agree to indemnify and hold harmless us and the Fund and our and the Fund’s officers, directors, agents and employees from and against any claims, liabilities, expenses (including reasonable out-of-pocket attorneys’ fees) and losses arising in connection with the performance of your obligations under this agreement or your breach of any of its provisions; except insofar as such loss, liability, claim, or expense is caused by the willful misfeasance, bad faith, gross negligence or reckless disregard of the Distributor in the performance of its obligations and duties under this agreement.

We agree to indemnify and hold harmless you and your officers, directors, agents and employees from and against any claims, liabilities, expenses (including reasonable out-of-pocket attorneys’ fees) and losses resulting from (i) any failure by us to comply with Applicable Laws in connection with our activities as Distributor under this agreement, or (ii) any untrue statement of a material fact set forth in the Fund’s Prospectus or supplemental sales material provided to you by us (and used by you on the terms and for the period specified by us or stated in such material), or omission to state a material fact required to be stated therein to make the statements therein not misleading; provided, however, that our obligation to indemnify and hold you harmless applies only with respect to such statements or omissions of material fact relating to information about us furnished in writing by us expressly for use in any such Prospectus or sales materials.

9.            Multi-Class Distribution Arrangements. You understand and acknowledge that the Fund intends to offer Shares in multiple classes, and you represent and warrant that you have established compliance procedures designed to ensure that your customers are made aware of the terms of each available class of Fund Shares, to ensure that each customer is offered only Shares that are suitable investments for him or her, to ensure that each customer is availed of the opportunity to obtain sales charge break points as detailed in the Prospectus, if any, and to ensure proper supervision of your representatives in recommending and offering the Shares of multiple classes to your customers.

10.            Anti-Money Laundering Compliance. Each party to this agreement acknowledges that it is a financial institution subject to the USA PATRIOT Act of 2001 and the Bank Secrecy Act (collectively, the “AML Acts”), which require, among other things, that financial institutions adopt compliance programs to guard against money laundering. Each party represents and warrants that it is in compliance and will continue to comply with the AML Acts and applicable rules thereunder (“AML Laws”), including FINRA Rule 3310, in all relevant respects. You agree to cooperate with us to satisfy AML due diligence policies of the Company and Distributor, which may include annual compliance certifications and periodic due diligence reviews and/or other requests deemed necessary or appropriate by us or the Company to ensure compliance with AML Laws. Dealer also agrees to provide for screening its own new and existing customers against the Office of Foreign Asset Control (“OFAC”) list and any other government list that is or becomes required under the AML Acts.

11.            Privacy. The parties agree that any Non-public Personal Information, as the term is defined in Regulation S-P (“Reg S-P”) of the Securities and Exchange Commission, that may be disclosed hereunder, is disclosed for the specific purpose of permitting the other party to perform the services set forth in this agreement. Each party agrees that, with respect to such information, it will comply with Reg S-P and that it will not disclose any Non-Public Personal Information received in connection with this agreement to any other party, except to the extent required to carry out the services set forth in this agreement or as otherwise permitted by law. Each party further agrees that it shall maintain, and shall require all third parties to which it provides Non-public Personal Information to maintain, effective information security measures to protect Non-public Personal Information from unauthorized disclosure or use and promptly provide the other party with information regarding any failure of such security measures or any security breach related to Non-public Personal Information.

12.            Non-Exclusive Appointment. You agree on a non-exclusive basis to use reasonable efforts to solicit and receive offers to purchase Shares in accordance with the terms and conditions set forth in this Agreement and the Prospectus, Investor Certification and other relevant written information approved and furnished by the Fund for use by prospective purchasers in connection with their purchase of Shares. Nothing in this Agreement shall limit our right to make other arrangements with respect to the Shares with any person, including the appointment of other distributors or selling dealers.

13.            Accredited Investors. You will only: (i) solicit offers to purchase Shares from persons who (A) (i) if a natural person (including participants in individual retirement accounts), have (a) an individual net worth, or joint net worth with their spouse, in excess of $1 million (excluding from the calculation of net worth the value of such investor’s primary residence and any indebtedness that is secured by the investor’s primary residence, up to the estimated fair market value of the primary residence at the time of the sale of shares, and including any indebtedness that is secured by the investor’s primary residence in excess of the estimated fair market value of the primary residence at the time of the sale of the shares) or (b) an income (exclusive of any income attributable to their spouse) in excess of $200,000 in each of the two most recent years, or joint income with their spouse in excess of $300,000 in each of the two most recent years, and have a reasonable expectation of reaching the same income level in the current year; or (ii) if an entity, including a corporation, foundation, endowment, partnership, or limited liability company, have total assets in excess of $5 million and were not formed for the specific purpose of acquiring the securities offered (or each equity owner is a person who has an individual income (exclusive of any income attributable to a spouse) in excess of $200,000 in each of the two most recent years, or joint income with a spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year, or an individual net worth, or joint net worth with their spouse, in excess of $1 million (excluding from the calculation of net worth the value of such investor’s primary residence and any indebtedness that is secured by the investor’s primary residence, up to the estimated fair market value of the primary residence at the time of the sale of shares, and including any indebtedness that is secured by the investor’s primary residence in excess of the estimated fair market value of the primary residence at the time of the sale of the shares)) or (iii) a trust with total assets in excess of $5 million, which was not formed for the specific purpose of acquiring the securities offered and the purchase is directed by a sophisticated person (as used in the foregoing sentence, a “sophisticated person” is one who has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the prospective investment), or a bank as defined in Section 3(a)(2) of the Securities Act, a savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act, acting in a fiduciary capacity and subscribing for the purchase of the securities being offered on behalf of a trust account or accounts, or a revocable trust which may be amended or revoked at any time by the grantors thereof and all of the grantors are eligible investors as described in (i); or (B) a trust with total assets in excess of $5 million, which was not formed for the specific purpose of acquiring the securities offered. ("Accredited Investors"); and (ii) maintain completed Investor Certifications for investors who you have determined, after reasonable inquiry, to be Accredited Investors. You agree that: (i) you have implemented procedures designed to enable you to form a reasonable belief that a prospective investor is an Accredited Investor; (ii) you will keep records (and make them available to us promptly upon request) of the information you relied on in concluding that a prospective investor in the Fund is an Accredited Investor; and (iii) you will cooperate with the Securities and Exchange Commission ("SEC") in the event of any audit or examination of the Accredited Investor status of your clients with respect to the Shares. You understand that Shares will be subject to transfer restrictions that permit transfers only to persons who are Accredited Investors (except under certain circumstances set forth in the Prospectus) and agree to provide a certification to that effect. You agree that (except under certain circumstances set forth in the Prospectus): (i) you will not make any transfers of Shares to any of your clients unless you believe that the client is an Accredited Investor; (ii) you have implemented procedures designed to enable you to form a reasonable belief that any transferee of Shares who is a client is an Accredited Investor; (iii) you will only make transfers of Shares to an account with a broker or dealer that has entered into a selling agreement with us; and (iv) confirmations of any transfer will include a statement regarding the transfer restrictions applicable to the Shares.

14.            Distribution and Shareholder Services. You agree to market and distribute Shares on an ongoing basis and also to maintain accounts and provide certain services for your clients who have purchased or otherwise acquired Shares in an offering subject to this Agreement, including, without limitation: (i) handling inquiries from clients regarding the Fund, including, but not limited to, questions concerning their investments in the Fund, and reports and tax information provided by the Fund; (ii) assisting in the enhancement of communications between clients and the Fund; (iii) notifying the Fund of any changes to shareholder information, such as changes of address; (iv) providing such other information and shareholder services as may be reasonably requested by us; (v) assisting in any transfer of Shares made in accordance with the terms of the Prospectus; and (vi) assisting in any repurchase or tender offers conducted by the Fund (as applicable), including, but not limited to: delivering to each client in a timely manner any applicable repurchase or tender offer material, responding to client inquiries about procedures for tendering Shares, tendering Shares on behalf of clients that wish to participate in the repurchase or tender offer, remitting repurchase or tender proceeds to the appropriate clients, and in the event the Fund is required to pro rate repurchase or tender offers, determining correct allocations among your clients of any repurchase or tender proceeds and any Shares not purchased in the repurchase or tender offer. Compensation for the services performed by you pursuant to this Section 14 is set forth in Appendix B hereto, as may be amended by the parties hereto from time to time, and shall be paid, or caused to be paid, by the Distributor to you. The Distributor shall have the obligation to make such payments to you only after, for so long as, and to the extent that the Distributor receives from the Fund an amount equivalent to the amount payable to you.

15.            Complaints; Litigation; Regulatory Proceedings. You agree to promptly advise the Distributor if you receive notice of any client complaint, litigation initiated or threatened, or communication by any regulatory authority which relates to the Fund or to a transaction in Shares by you, and you agree to provide us information and documentation thereon as we may reasonably request, subject to confidentiality obligations.

16.            Confidentiality. The parties agree to keep the existence and the terms of this agreement confidential and not to disclose such terms unless they are made public other than due to a breach of this Section 16 by the affected party or as required by law in which case the affected party shall give the other parties as is reasonably practicable the right to contest such law and/or limit the scope of the required disclosure. You agree that neither you nor any of your affiliates shall publicly disparage the Fund, us or any of their or our respective affiliates.

17.            Amendments. This agreement may be amended from time to time by the following procedure. We will mail a copy of the amendment to you at your address shown below or as registered as your main office from time to time with FINRA. If you do not object to the amendment within fifteen (15) days after its receipt, the amendment will become a part of this agreement. Your objection must be in writing and be received by us within such fifteen (15) days. All amendments shall be in writing and except as provided above shall be executed by both parties.

18.            Termination. This agreement shall continue in full force and effect until terminated by a written instrument executed by each of the parties hereto; provided, however, that the terms and conditions set forth in Section 14 shall continue in effect until terminated by a written instrument setting forth the mutual agreements of the Fund and you for the disposition of any Shares held by you for your clients' accounts. Any unfulfilled obligations hereunder, and all obligations of indemnification, shall survive the termination of this agreement.

19.            Assignment. This agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. No party may assign this agreement nor any rights, privileges, duties or obligations hereunder without the prior written consent of the other parties, except that we may assign or transfer this agreement to any broker-dealer which becomes the underwriter of the Company without obtaining your written consent. For the avoidance of doubt, the parties agree that a change of control of the Distributor shall not constitute an assignment of this agreement.

20.            Notices. All notices and communications to us shall be sent to us at Three Canal Plaza, Suite 100, Portland, ME 04101, Attn: Legal Dept., or at such other address as we may designate in writing. All notices and other communication to you shall be sent to you at the address set forth below or at such other address as you may designate in writing. All notices required or permitted to be given pursuant to this agreement shall be given in writing and delivered by personal delivery, by postage prepaid mail, electronic mail, or by facsimile or similar means of same-day delivery, with a confirming copy by mail.

21.            Authorization. Each party represents to the other that all requisite corporate proceedings have been undertaken to authorize it to enter into and perform under this agreement as contemplated herein, and that the individual that has signed this agreement below on its behalf is a duly elected officer that has been empowered to act for and on behalf of such party with respect to the execution of this agreement.

22.            Directed Brokerage Prohibitions. The Distributor and Dealer agree that neither of them shall direct Fund portfolio securities transactions or related remuneration to satisfy any compensation obligations under this agreement.

23.            Miscellaneous. This agreement supersedes any other agreement between the parties with respect to the offer and sale of Fund Shares and other matters covered herein. The invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of any other term or provision hereof. This agreement may be executed in any number of counterparts, which together shall constitute one instrument. This agreement shall be governed by and construed in accordance with the laws of the state of Delaware without regard to conflict of laws principles, and shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

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If the foregoing corresponds with your understanding of our agreement, please sign this document and the accompanying copies thereof in the appropriate space below and return the same to us, whereupon this agreement shall be binding upon each of us.

FORESIDE FUND SERVICES, LLC

By:
Name:
Title:

Agreed to and accepted:

[Insert Dealer Name]

By:
Name:
Title:

Address of Dealer:

Operations Contact:

Name:
Phone:
Email:

APPENDIX A

Archstone Alternative Solutions Fund

APPENDIX B

COMPENSATION SCHEDULE
ARCHSTONE ALTERNATIVE SOLUTIONS FUND
(THE “FUND”)

1.            You shall be entitled to charge an upfront sales load of up to 3% of an investor’s investment amount in Class A Shares of the Fund.

2.            In addition, you shall be entitled to receive an ongoing distribution and shareholder servicing fee of 0.75% (on an annualized basis) (the "Distribution and Shareholder Servicing Fee") of the aggregate value of Class A Shares held by your clients that you have referred to the Fund (“Investor(s)"). The Shareholder Servicing Fee shall be determined as of the last day of the month and paid as soon as reasonably practicable, but not later than 15 days after the end of such month, and shall continue with respect to such Shares for so long as each Investor continues to (i) be a customer of the Dealer and (ii) hold the Shares placed hereunder.

3.            With respect to Class I Shares of the Fund, there is no sales load or Distribution and Shareholder Servicing Fee.

4.            Notwithstanding anything else to the contrary in this Agreement, no compensation payments shall be made under this Agreement to the extent such payment causes the Fund to exceed applicable FINRA compensation limits.

The Distributor shall have the obligation to make payments to you only after, for so long as, and to the extent that the Distributor receives from the Fund an amount equivalent to the amount payable to you.